Exhibit 99.1

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
(513) 534-4153 or
Stephanie Honan, APR
	(513) 534-6957	June 21, 2011

Fifth Third Appoints B. Evan Bayh to

Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of B. Evan Bayh, former U.S. Senator and Indiana Governor, to the Bancorp Board of Directors.

“Evan brings a unique perspective and rich background to Fifth Third,” said William Isaac, chairman of the Fifth Third Bancorp Board. “As Governor of Indiana, he established that state as one of the strongest, most financially secure economies in the nation. As a member of the U.S. Senate, he helped strengthen the national security and create new jobs through the growth of small business. We are certainly honored to add him to our Board.”

Bayh was a member of the U.S. Senate from the state of Indiana from 1998 until his retirement in 2011. In the 1998 election, Bayh received 64 percent of the vote, the largest victory margin ever by a Democrat in a U.S. Senate race in Indiana. While in the Senate, he served on a variety of committees including the Banking, Housing and Urban Affairs Committee and the Committee on Small Business and Entrepreneurship.

“The executive leadership team of the Bank is eager to work with Evan and we are excited about the guidance and insight that he will provide,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp.

He served as Indiana Governor from 1988 to 1997. His tenure as governor was highlighted by eight years without raising taxes, the largest single tax cut and budget surplus in state history, and the creation of over 350,000 new jobs.

Bayh served as Indiana Secretary of State from 1986 to 1988. Prior to his public service, he was a practicing attorney in Indianapolis.

“I have been familiar with Fifth Third for many years,” explained Bayh. “I have watched the Company’s growth in Indiana and throughout the Midwest. I am eager to become fully engaged with the Bank and with the board of directors and I believe this position is an excellent fit with my interests.”

Bayh is a graduate of Indiana University. He received his Juris Doctorate from the University of Virginia.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $110 billion in assets and operates 15 affiliates with 1,316 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,447 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2011, had $274 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

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